Exhibit 99.1

Cerecor Closes Deal to Sell Pediatric Portfolio

Rockville, MD - November 4, 2019 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for orphan diseases and neurology, announced today that it has closed the sale of its pediatric portfolio of assets with AYTU BioScience, Inc. (“AYTU”) in a deal valued in excess of $43 million including the assumption of various liabilities and product-related obligations. The consideration includes a combination of cash and Aytu preferred stock (the “shares”) totaling $17 million and the assumption of Cerecor’s outstanding payment obligations payable to Deerfield CSF, LLC in the amount of $15 million (“Deerfield Note”) and certain other liabilities in excess of $11 million, providing non-dilutive cash generation for Cerecor. The funds from the transaction, coupled with the removal of the aforementioned short-term obligations, extend the runway toward NDA submission of CERC-801 and its associated Priority Review Voucher (PRV).

Dr. Simon Pedder, Executive Chairman of the Board, commented, “We are pleased to have closed this deal quickly. We are moving just as quickly to expediate our fast-to-market pipeline in orphan diseases. The CERC-800s series have the potential to be the first to market treatment for Congenital Disorders of Glycosylation and will be our first approved products for commercialization.”

Deal Components

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Overall deal valued in excess of $43 million as a composite of $17 million in cash and preferred stock ($4.5 million in cash and 12.5 million in shares of Aytu convertible preferred stock), the assumption of the Deerfield Note of $15 million, the assignment of the existing royalty obligations coupled with various commercial accruals of $11 million.

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Cash has been paid, and the Shares were issued at closing; the Shares are subject to customary lock-ups and are convertible to common shares following Aytu stockholder approval and immediately prior to their sale or distribution.

•	The Pediatric Portfolio includes the following five product lines: Aciphex® Sprinkle™, Cefaclor for Oral Suspension, Karbinal® ER, Flexichamber™, Poly-Vi-Flor® and Tri-Vi-Flor™.

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Aytu plans to hire Cerecor’s Pediatric commercial infrastructure and sales force, inclusive of hiring Matt Phillips, Cerecor’s Chief Commercial Officer, as Aytu’s Executive Vice President of Commercial Operations, following his separation from Cerecor at closing.

•	Aytu assumed all obligations under the Deerfield Note, associated with the Pediatric Portfolio of products acquired from Avadel in 2018.

•	Aytu assumed all contractual obligations under the existing license agreements and the assumption of certain liabilities associated with the Pediatric Portfolio.

About Cerecor

Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for orphan diseases and neurology. The Company’s orphan disease pipeline is led by CERC-801, CERC-802 and CERC-803 (“CERC-800 programs”), which are therapies for inborn errors of metabolism, specifically disorders known as Congenital Disorders of Glycosylation. The FDA granted Rare Pediatric Disease Designation and Orphan Drug Designation (“ODD”) to all three CERC-800 compounds, thus qualifying the Company to receive a Priority Review Voucher (“PRV”) upon approval of a new drug application (“NDA”). The PRV may be sold or transferred an unlimited number of times. The Company plans to leverage the 505(b)(2) NDA pathway for all three compounds to accelerate development and approval. The Company is also in the process of developing one other preclinical orphan disease compound, CERC-913, for the treatment of mitochondrial DNA Depletion Syndrome. The Company’s neurology pipeline is led by CERC-301, a Glutamate NR2B selective, NMDA Receptor antagonist, which Cerecor is currently exploring as a novel treatment for orthostatic hypotension. The Company is also developing CERC-406, a CNS-targeted COMT inhibitor for Parkinson’s Disease. Giving effect to the Aytu asset sale, the Company will also have one marketed product, Millipred®, an oral prednisolone indicated across a wide variety of inflammatory conditions and indications.
For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; the expansion of Cerecor’s drug portfolio; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: risks that the transaction does not close or that Aytu stockholder approval for conversion of the preferred stock is delayed or not received; risks of owning a large amount of relatively illiquid Aytu stock even once converted to common; drug development costs, timing and other risks; regulatory risks; reliance on and the need to attract, integrate and retain key personnel; Cerecor’s cash position and the potential need for it to raise additional capital; risks associated with acquisitions, including the need to quickly and successfully integrate acquired assets and personnel; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For Media and Investor Inquiries

James Harrell,
Chief Commercial Officer
Cerecor Inc.
jharrell@cerecor.com
623.439.2220 office

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